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                                                                    EXHIBIT 11.1

                               AMERICREDIT CORP.
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               (dollars in thousands, except per share amounts)

                               Three Months Ended         Nine Months Ended
                                    March 31,                  March 31,
                               ------------------         -----------------
                                1997         1996         1997         1996
                                ----         ----         ----         ----

PRIMARY:

Average common shares
  outstanding                 29,094,605   28,432,836   28,785,142  28,525,606

Common share equivalents
  resulting from assumed
  exercise of stock options    1,938,625    1,649,357    1,820,699   1,649,792
                              ----------   ----------   ----------  ----------

Average common shares and
  share equivalents
  outstanding                 31,033,230   30,082,193   30,605,841  30,175,398
                              ==========   ==========   ==========  ==========

FULLY DILUTED:

Average common shares
  outstanding                 29,094,605   28,432,836   28,785,142  28,525,606

Common share equivalents
  resulting from assumed
  exercise of stock options    1,938,625    1,720,298    1,820,699   1,770,318
                              ----------   ----------   ----------  ----------

Average common shares and
  stock equivalents
  outstanding                 31,033,230   30,153,134   30,605,841  30,295,924
                              ==========   ==========   ==========  ==========

NET INCOME                       $10,126      $ 6,312      $27,396     $14,418
                                 =======      =======      =======     =======

EARNINGS PER SHARE:

  Primary                        $   .33      $   .21      $   .90     $   .48
                                 =======      =======      =======     =======

  Fully diluted                  $   .33      $   .21      $   .90     $   .48
                                 =======      =======      =======     =======


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Primary earnings per share has been computed by dividing net income by the average common shares and share equivalents outstanding. Common share equivalents were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of common share equivalents.

Fully diluted earnings per share has been computed in the same manner as primary earnings per share except that the higher of the average or end of period common stock market price was used to determine the number of common share equivalents.


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